Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES NINE MONTHS

AND THIRD FISCAL QUARTER RESULTS

Warren, PA. JULY 15/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces operating results for the nine month period and third fiscal quarter ended May 31, 2013.

Net sales for the nine months ended May 31, 2013 decreased $18.0 million, or .7%, to $2.711 billion from $2.729 billion for the nine months ended May 31, 2012. Net sales for the fiscal quarter ended May 31, 2013 decreased $52.3 million, or 5.6%, to $883.5 million from $935.8 million for the quarter ended May 31, 2012. The decrease in net sales for the nine months and three month periods ended May 31, 2013 was primarily due to lower petroleum selling prices.

Earnings before interest, taxes, depreciation and amortization (EBITDA)1 on a FIFO basis for the nine months ended May 31, 2013 were a record $326.3 million, an increase of $66.4 million from $259.9 million for the nine months ended May 31, 2012. EBITDA on a FIFO basis for the three months ended May 31, 2013 was a record $105.7 million, an increase of $.3 million from $105.4 million for the three months ended May 31, 2012.

EBITDA on a LIFO basis for the nine months ended May 31, 2013 was $325.5 million, an increase of $55.0 million from $270.5 million for the nine months ended May 31, 2012. EBITDA on a LIFO basis for the three months ended May 31, 2013 was $90.0 million, a decrease of $42.4 million from $132.4 million for the three months ended May 31, 2012. This decrease is primarily attributable to the net effect of a $15.7 million LIFO charge in May 2013 quarter and a $29.0 million LIFO benefit in the May 2012 quarter.

Net income for the nine months ended May 31, 2013 was $167.8 million, an increase of $37.9 million from net income of $129.9 million for the nine months ended May 31, 2012. Net income for the

[1]

United Refining Company uses the term EBITDA or Earnings Before Interest, Income Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to net income in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

third fiscal quarter ended May 31, 2013 was $44.6 million, a decrease of $23.5 million from a net income of $68.1 million for the third quarter ended May 31, 2012.

Net income and EBITDA includes $2.3 million of noncash losses on derivative contracts for the nine month period ended May 31, 2013 and $37.5 million of noncash gains on derivative contracts for the nine month period ended May 31, 2012. For the quarters ended May 31, 2013 and 2012 respectively, net income and EBITDA includes zero of noncash gains/losses and $2.0 million of noncash losses on derivative contracts.

As of May 31, 2013, the Company’s liquidity position included $124.1 million of cash and cash equivalents and there were no borrowings against the $175.0 million Revolving Credit Facility.

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2013	2012	2013	2012
	Unaudited		Unaudited

Net Sales	$883,520	$935,798	$2,710,691	$2,728,673
Operating Income	$83,688	$126,913	$306,334	$253,464
Net Income	$44,559	$68,101	$167,768	$129,910
Income Tax Expense	$28,513	$47,484	$107,282	$90,433
EBITDA - LIFO Basis (A)	$90,007	$132,416	$325,489	$270,477

(A)	EBITDA Reconciliation

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2013	2012	2013	2012
	Unaudited		Unaudited

Net Income	$44,559	$68,101	$167,768	$129,910
Interest Expense	$10,039	$10,279	$29,285	$30,805
Income Tax Expense	$28,513	$47,484	$107,282	$90,433
Depreciation	$4,828	$4,620	$14,677	$13,888
Amortization	$2,068	$1,932	$6,477	$5,441

EBITDA – LIFO Basis	$90,007	$132,416	$325,489	$270,477

LIFO Inventory Adjustment	$15,733	$(26,979)	$852	$(10,555)

EBITDA – FIFO Basis	$105,740	$105,437	$326,341	$259,922
Non Cash (Gain)/Loss on Derivatives	$—	$1,957	$2,319	$(37,495)

Adjusted EBITDA – FIFO Basis	$105,740	$107,394	$328,660	$222,427

Adjusted EBITDA – LIFO Basis	$90,007	$134,373	$327,808	$232,982

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 358 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.